Exhibit 99.1

COASTAL FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2021 RESULTS

Company Release: October 27, 2021

Third Quarter 2021 Highlights:

•	Total assets increased $444.4 million, or 22.1%, to $2.45 billion for the quarter ended September 30, 2021, compared to $2.01 billion at June 30, 2021.
•	Total deposits increased $421.9 million, or 23.4%, to $2.22 billion for the quarter ended September 30, 2021, compared to $1.8 billion at June 30, 2021.
•

Loan growth of $47.5 million during the quarter ended September 30, 2021.  This growth is net of $130.8 million in forgiven or paid down Paycheck Protection Program (“PPP”) loans during the quarter ended September 30, 2021.

•	CCBX loans increased $86.7 million, and community bank loans increased $89.4 million, excluding PPP loans during the quarter ended September 30, 2021.
•	CCBX deposits increased $339.8 million during the quarter ended September 30, 2021.
•

Net income totaled $6.7 million for the quarter ended September 30, 2021, or $0.54 per diluted common share, compared to $7.0 million, or $0.56 per diluted common share, for the quarter ended June 30, 2021.

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended September 30, 2021.  Net income for the third quarter of 2021 was $6.7 million, or $0.54 per diluted common share, compared with net income of $7.0 million, or $0.56 per diluted common share, for the second quarter of 2021, and $4.1 million, or $0.34 per diluted common share, for the quarter ended September 30, 2020.

“The third quarter of 2021 ended with total assets of $2.45 billion, an increase of $444.4 million from June 30, 2021. Deposit growth was strong, increasing $421.9 million during the three months ended September 30, 2021.  Loans receivable increased $47.5 million, which included non-PPP loan growth of $176.1 million partially offset by $130.8 million in forgiven or repaid PPP loans.   Core deposits increased $424.3 million and represented 96.6% of total deposits as of September 30, 2021.

“Our three-prong strategy for success and growth continues to be the guide and focus of our efforts.  Our CCBX division, which provides Banking as a Service (“BaaS”), has a total of 26 relationships as of September 30, 2021, an increase of 15 relationships compared to September 30, 2020.  CCBX generates additional fee and interest income, as well as related expenses, for the Company by providing BaaS to broker dealers and digital financial service providers who offer their clients these banking services. During the quarter ended September 30, 2021, CCBX deposits increased $339.8 million to $607.2 million.  Additionally, we have access to $331.1 million in CCBX brokered deposits that are swept off the balance sheet as of September 30, 2021.  CCBX loans increased $86.7 million to $190.1 million as of September 30, 2021, compared to $103.5 million as of June 30, 2021.  CCDB our digital banking division, has shifted from the Google banking collaboration to exploring other opportunities in this sector of banking,” stated Eric Sprink, the President and CEO of the Company and the Bank.

Results of Operations

Net interest income was $18.8 million for the quarter ended September 30, 2021, an increase of $195,000, or 1.0%, from $18.6 million for the quarter ended June 30, 2021, and an increase of $3.7 million, or 24.6%, from $15.1 million for the quarter ended September 30, 2020.  Yield on loans receivable was 4.57% for the three months ended September 30, 2021, compared to 4.44% for the three months ended June 30, 2021 and 4.33% for the three months ended September 30, 2020.  The increase in net interest income compared to June 30, 2021 and September 30, 2020, was largely related to increased yield on loans resulting from loan growth and a decrease in lower yielding PPP loans.  Average loans receivable for the three months ended September 30, 2021, was $1.68 billion, compared to $1.75 billion and $1.49 billion for the three months ended June 30, 2021 and September 30, 2020, respectively.

Interest and fees on loans totaled $19.4 million for the three months ended September 30, 2021 and June 30, 2021, compared to $16.2 million for the three months ended September 30, 2020.  Net non-PPP loan growth of $176.1 million during the quarter ended September 30, 2021, offset a decrease of $130.8 million in PPP loans that were forgiven or repaid, which resulted in the recognition of  $2.9 million in net deferred fees on PPP loans. Capital call lines increased $62.6 million, or 63.2%, during the quarter ended September 30, 2021.  These loans bear a lower rate of interest, but have less credit risk due to the way the loans are structured compared to other commercial loans.  The increase in interest and fees on loans for the quarter ended September 30, 2021, compared to September 30, 2020, was largely due to $3.1 million in increased interest income as a result of loan volume, combined with an increase in net deferred fees recognized on forgiven or repaid PPP loans.

As of September 30, 2021, there were $267.3 million in PPP loans, compared to $398.0 million as of June 30, 2021, and $452.8 million as of September 30, 2020.  In the three months ended September 30, 2021, a total of $130.8 million in PPP loans were forgiven or repaid.  Net deferred fees recognized on PPP loans contributed $2.9 million for the three months ended September 30, 2021, compared to $3.6 million for the three months ended June 30, 2021, and $2.4 million for the three months ended September 30, 2020.

As of September 30, 2021, $9.4 million in net deferred fees on PPP loans remains to be recognized in interest income along with interest on loans.  Net deferred fees on PPP loans are earned over the life of the loan, as a yield adjustment in interest income.  Forgiveness of principal, early paydowns and payoffs on PPP loans will increase interest income earned in those periods from the recognition of PPP deferred fees. PPP loans in round one and two were originated in 2020, and were predominately two year loans, with $16.2 million of these loans remaining at September 30, 2021.  PPP loans in round three were originated in 2021 and are all five year loans, with $251.1 million of these loans remaining at September 30, 2021.

Interest income from interest earning deposits with other banks was $170,000 at September 30, 2021, an increase of $96,000 and $71,000 due to higher balances compared to June 30, 2021, and September 30, 2020, respectively.

Interest expense was $801,000 for the quarter ended September 30, 2021, a $158,000 decrease from the quarter ended June 30, 2021 and a $497,000 decrease from the quarter ended September 30, 2020. Interest expense on interest bearing deposits decreased despite an increase of $18.7 million and $169.0 million in average interest bearing deposits for the quarter ended September 30, 2021 over the quarters ended June 30, 2021 and September 30, 2020, respectively, as a result of management lowering deposit interest rates and a low interest rate environment.  This contributed to our improved cost of deposits which decreased 26.6% and 60.5% for the three months ended September 30, 2021 when compared to the three months ended June 30, 2021 and September 30, 2020, respectively. Interest expense on borrowed funds was $278,000 for the quarter ended September 30, 2021, compared to $331,000 and $418,000 for the quarters ended June 30, 2021 and September 30, 2020, respectively.  The decrease in interest expense on borrowed funds from the quarters ended June 30, 2021 and September 30, 2020 is the result of a decrease in average PPPLF borrowings, which were paid off in full as of June 30, 2021.  During the quarter ended September 30, 2021, the Company entered into a $25.0 million subordinated note purchase agreement with a current rate of 3.375%, and part of the proceeds were used to repay $10.0 million in subordinated debt at a higher interest rate of 5.65%.  The increase in principal balance outstanding resulted in an increase in interest expense on subordinated debt.

Net interest margin decreased for the three months ended September 30, 2021 to 3.48%, compared to 3.70% and 3.62% for the three months ended June 30, 2021 and September 30, 2020, respectively.  The net interest margin will likely fluctuate over the near term as PPP loans originated in 2020 and 2021 continue to be forgiven and paid off.  The decrease in net interest margin was largely a result of $419.7 million in interest earning deposits as of September 30, 2021, a $184.5 million and $282.1 million increase compared to the quarters ended June 30, 2021 and September 30, 2020, respectively.  These interest earning deposits earned an average rate of 16 basis points for the quarter ended September 30, 2021.

Cost of funds decreased four basis points in the quarter ended September 30, 2021 to 0.16%, compared to the quarter ended June 30, 2021 and decreased 17 basis points from the quarter ended September 30, 2020. Cost of deposits for the quarter ended September 30, 2021 was 0.10%, a decrease of four basis points, or a 26.6% decrease, from 0.14% for the quarter ended June 30, 2021, and a 17 basis point decrease, or a 60.5% decrease, from 0.27% for the quarter ended September 30, 2020, largely due to an increase in noninterest bearing deposits and a lower rate environment. Deposit growth from CCBX in noninterest bearing and low interest bearing accounts contributed to the reduced cost of funds in conjunction with rate reductions on our community bank deposits.  Noninterest bearing deposits increased $408.5 million, or 46.0%, and $725.8 million, or 127.2%, compared to the quarters ended June 30, 2021, and September 30, 2020, respectively.  Market conditions for deposits continued to be competitive during the quarter ended September 30, 2021; however, we have been able to keep our cost of deposits down by increasing low interest bearing and noninterest bearing deposits and allowing high cost deposits to run-off when appropriate, lowering deposit rates and replacing them with lower cost core deposits.

During the quarter ended September 30, 2021, total loans receivable increased by $47.5 million, to $1.71 billion, compared to $1.66 billion for the quarter ended June 30, 2021.  Non-PPP loans increased $176.1 million, or 13.8%, for the quarter ended September 30, 2021, compared to the quarter ended June 30, 2021.  PPP loans decreased $130.8 million as a result of forgiveness and repayments and totaled $267.3 million as of September 30, 2021 compared to June 30, 2021.

Total yield on loans receivable for the quarter ended September 30, 2021 was 4.57%, compared to 4.44% for the quarter ended June 30, 2021, and 4.33% for the quarter ended September 30, 2020. This increase in yield on loans receivable is attributed to a decrease in the outstanding balance of PPP loans that have a stated rate of 1.0% which is combined with the recognition of net deferred fees on PPP loans that are forgiven or repaid.  Additionally, new non-PPP loans generally bear a higher average interest rate than the PPP loans they are replacing.

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Yield on loans receivable, excluding earned fees* approximated 3.74% for the quarter ended September 30, 2021, compared to 3.46% for the quarter ended June 30, 2021, and 3.61% for the quarter ended September 30, 2020. Net deferred fees recognized on loans were $3.5 million (includes $2.9 million on PPP loans), $4.3 million (includes $3.6 million on PPP loans) and $2.7 million (includes $2.4 million on PPP loans) for the quarters ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively.

Return on average assets (“ROA”) was 1.21% for the quarter ended September 30, 2021 compared to 1.36% and 0.95% for the quarters ended June 30, 2021 and September 30, 2020, respectively.  ROA for the quarter ended September 30, 2021 was impacted by increased demand deposits and cash on the balance sheet, which has resulted in a lower loan to deposit ratio.  ROA for the quarter ended September 30, 2020 was impacted by increased provision for loan losses due to the economic uncertainties of the COVID-19 pandemic and loan growth. Pre-tax, pre-provision ROA* was 1.59% for the quarter ended September 30, 2021, compared to 1.87% for the quarter ended June 30, 2021, and 1.72% for the quarter ended September 30, 2020.

The PPP loans originated in the first and second rounds during 2020 and in the third round in 2021 have had a significant impact on our financial statements.  These PPP loans will continue to impact our results in the future.  We continued to receive forgiveness payments from the SBA.  Any estimated adjusted ratios that exclude the impact of this activity are non-GAAP measures.  For more information about non-GAAP financial measures, please see the end of this earnings release.

The table below summarizes information about total PPP loans originated in 2020 and 2021.

	Total PPP Loan Origination
	Round 1 & 2 2020	Round 3 2021	Total
(Dollars in thousands; unaudited)
Loans Originated	$452,846	$311,012	$763,858
Deferred fees, net	12,933	13,334	$26,267
Outstanding loans and deferred fees as of September 30, 2021
Loans outstanding	$16,228	$251,050	$267,278
Deferred fees, net	148	9,269	$9,417

As of September 30, 2021 there was $267.3 million in PPP loans, this includes $16.2 million from round 1 & 2 and $251.1 million from round 3.  The table below summarizes key information about the remaining PPP loans originated in 2020 and 2021 as of the period indicated:

	Outstanding PPP Loans
	Original Loan Size
	As of and for the Three Months Ended September 30, 2021
	$0.00 - $50,000.00	$50,0000.01 - $150,000.00	$150,000.01 - $350,000.00	$350,000.01 - $2,000,000.00	> 2,000,000.01	Totals
(Dollars in thousands; unaudited)
Principal outstanding:
Round 1 & 2	$1,084	$952	$1,179	$4,221	$8,792	$16,228
Round 3	23,692	40,604	60,700	123,098	2,956	251,050
Total principal outstanding	24,776	41,556	61,879	127,319	11,748	267,278
Net deferred fees outstanding
Round 1 & 2	$15	$22	$36	$42	$33	$148
Round 3	2,083	1,532	2,506	3,123	25	9,269
Total net deferred fees outstanding	$2,098	$1,554	$2,542	$3,165	$58	$9,417
Number of loans:
Round 1 & 2	73	14	9	10	5	111
Round 3	1,294	445	262	160	1	2,162
Total loan count	1,367	459	271	170	6	2,273
Percent of total	60.1%	20.2%	11.9%	7.5%	0.3%	100.0%

Forgiveness/Payoffs/Paydowns in Three Months Ended September 30, 2021
Dollars	$12,199	$17,408	$21,557	$44,995	$34,601	$130,760
Deferred fee recognized	671	579	638	946	112	2,946

The following table shows the Company’s key performance ratios for the periods indicated.  The table also includes ratios that were adjusted by removing the impact of the PPP loans as described above.  The adjusted ratios are non-GAAP measures.  For more information about non-GAAP financial measures, see the end of this earnings release.

	Three Months Ended					Nine Months Ended
(unaudited)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020

Return on average assets (1)	1.21%	1.36%	1.28%	1.04%	0.95%	1.28%	0.96%
Return on average equity (1)	16.77%	18.60%	16.84%	13.36%	12.14%	17.40%	10.73%
Pre-tax, pre-provision return on average assets (1)(2)	1.59%	1.87%	1.69%	1.90%	1.72%	1.71%	1.73%
Yield on earnings assets (1)	3.63%	3.89%	3.99%	4.16%	3.93%	3.83%	4.23%
Yield on loans receivable (1)	4.57%	4.44%	4.51%	4.64%	4.33%	4.51%	4.65%
Yield on loans receivable, excluding PPP loans (1)(2)	4.53%	4.65%	4.78%	5.00%	4.78%	4.64%	4.99%
Yield on loans receivable, excluding earned fees (1)(2)	3.74%	3.46%	3.53%	3.66%	3.61%	3.57%	4.09%
Yield on loans receivable, excluding earned fees and interest on PPP loans, as adjusted (1)(2)	4.36%	4.42%	4.52%	4.65%	4.69%	4.43%	4.86%
Cost of funds (1)	0.16%	0.20%	0.24%	0.29%	0.33%	0.20%	0.45%
Cost of deposits (1)	0.10%	0.14%	0.17%	0.22%	0.27%	0.14%	0.40%
Net interest margin (1)	3.48%	3.70%	3.76%	3.89%	3.62%	3.64%	3.81%
Noninterest expense to average assets (1)	2.91%	2.65%	2.62%	2.35%	2.26%	2.74%	2.52%
Efficiency ratio	64.68%	58.69%	60.85%	55.26%	56.73%	61.51%	59.31%
Loans receivable to deposits	76.71%	92.03%	105.68%	108.85%	110.98%	76.71%	110.98%

(1) Annualized calculations shown for quarterly periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Noninterest income was $6.1 million as of September 30, 2021, an increase of $1.3 million from $4.8 million as of June 30, 2021, and an increase of $4.2 million from $1.9 million as of September 30, 2020.  The increase in noninterest income over the quarter ended June 30, 2021 was due to a $1.5 million unrealized holding gain on an equity investment, a $862,000 increase in BaaS fees, a $175,000 increase in gain on sale of loans, partially offset by the absence of a $1.3 million gain from the sale of a branch that occurred the quarter ended June 30, 2021.  The $4.2 million increase in noninterest income over the quarter ended September 30, 2020 was primarily due to a $1.7 million increase in BaaS fees, a $1.5 million unrealized holding gain on an equity investment, a $543,000 increase in loan referral fees, a $159,000 increase in gain on sale of loans, and $132,000 increase in deposit service charges and fees, primarily in point of sale and ATM fees, which were down in 2020 because of stay-at-home orders related to the COVID-19 pandemic.  Interchange income from BaaS partners for the quarter ended September 30, 2021 was $188,000, compared to $110,000 and $4,000, as of June 30, 2021 and September 30, 2020, respectively.

Our CCBX division continues to grow, and now has 26 relationships, at varying stages, as of September 30, 2021, compared to 24 CCBX relationships at June 30, 2021 and 11 CCBX relationships as of September 30, 2020, respectively.  As of September 30, 2021, we had 16 active CCBX relationships, seven relationships in onboarding/implementation, three signed letters of intent and we believe we have a strong pipeline of potential new CCBX relationships.  The following table illustrates the activity and growth in CCBX for the periods presented:

	As of
	September 30, 2021	June 30, 2021	September 30, 2020
Active	16	12	4
Friends and family / testing	0	3	1
Implementation / onboarding	7	7	4
Signed letters of intent	3	2	2
Total CCBX relationships	26	24	11

Total noninterest expense increased to $16.1 million as of September 30, 2021, compared to $13.7 million as of June 30, 2021 and $9.7 million as of September 30, 2020. Increase in noninterest expense for the quarter ended September 30, 2021, as compared to the quarter ended June 30, 2021, was primarily due to a $1.0 million increase in salaries and employee benefits which is related to the hiring in CCBX, CCDB, and additional staff for our ongoing growth initiatives.  BaaS expense increased $616,000 compared to June 30, 2021, which includes $319,000 increase in partner loan expense and $297,000 increase in partner fraud expense. Partner loan expense represents the amount paid to partners for originating and servicing loans.  Partner fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts.  Any credit enhancement provided by the partner is reimbursed and included in noninterest income.   Also contributing to the increase in expenses compared to June 30, 2021 is a $274,000 increase in software license, maintenance and subscription expenses, which is expected to increase as we invest more in automated processing and as we grow our product lines for CCBX and CCDB.  In the third quarter of 2021 compared to the second quarter of 2021, legal and professional fees increased $170,000 and Federal Deposit Insurance Corporation (“FDIC”) assessments increased $175,000. The increase in legal and professional expenses is associated with CCBX division expenses and higher costs associated with legal and accounting work related to financial reporting.  The increase in FDIC assessments is largely the result of an increase in deposits combined with other factors that impact the FDIC assessment calculation compared to the quarter ended June 30, 2021.

The increased noninterest expenses for the quarter ended September 30, 2021 compared to the quarter ended September 30, 2020 were largely due to a $4.0 million increase in salary expenses related to hiring staff for CCBX, CCDB and additional staff for our ongoing banking growth initiatives, an increase of $524,000 in BaaS partner expense and a $480,000 increase in software license, maintenance and subscription expenses.  In addition, in the third quarter of 2021 compared to the third quarter of 2020, legal and professional fees increased $415,000 and Federal Deposit Insurance Corporation (“FDIC”) assessments increased $252,000. The increase in legal and professional expenses is associated with CCBX division expenses and higher costs associated with legal and accounting work related to financial reporting.  The increase in FDIC assessments is largely the result of an increase in deposits combined with other factors that impact the FDIC assessment calculation compared to the quarter ended September 30, 2020.

The provision for income taxes was $1.9 million at September 30, 2021, a $419,000 decrease compared to $2.3 million for the second quarter of 2021 as a result of decreased taxable income, and a $788,000 increase compared to $1.1 million for the third quarter of 2020, as a result of increased taxable income.  Additionally, the Company is now subject to various state taxes that are being assessed as a result of hiring employees nationwide and CCBX activities expanding into other states, which has increased the overall rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21% as a basis for calculating provision for federal income taxes.

Financial Condition

Total assets increased $444.4 million, or 22.1%, to $2.45 billion at September 30, 2021 compared to $2.01 billion at June 30, 2021.  The primary cause of the increase was a $386.6 million increase in interest earning deposits with other banks, primarily a result of increased CCBX deposits during the quarter ended September 30, 2021, combined with $47.5 million increase in loans receivable even after experiencing $130.8 million in PPP loan forgiveness and paydowns.  Total assets increased $702.0 million, or 40.1%, at September 30, 2021, compared to $1.75 billion at September 30, 2020.  This increase was largely the result of a $470.0 million increase in interest earning deposits with other banks including the Federal Reserve, combined with $196.5 million increase in loans receivable.

Total loans receivable increased $47.5 million to $1.71 billion at September 30, 2021, from $1.66 billion at June 30, 2021, and increased $196.3 million from $1.51 billion at September 30, 2020.  The increase in loans receivable over the quarter ended June 30, 2021 was the result of $176.1 million in non-PPP loan growth partially offset by $130.8 million in forgiveness, payoffs or principal paydowns on PPP loans.  The $176.1 million increase in non-PPP loans includes CCBX loan growth of $86.7 million, and core banking loan growth, which excludes PPP loans and CCBX loans, of $89.4 million during the three months ended September 30, 2021.  CCBX loans totaled $190.1 million at September 30, 2021 compared to $103.5 million at June 30, 2021 and $43.8 million at September 30, 2020.  Total loans receivable as of September 30, 2021 is net of $14.5 million in net deferred origination fees, $9.4 million of which is attributed to PPP loans.  Deferred fees on PPP loans are earned over the life of the loan. Loans that were originated in 2020 are primarily two year loans with some being 5 year loans with $16.2 million of these loans remaining as of September 30, 2021, and all PPP loans originated in 2021 have five year maturities, with $251.1 million of these loans remaining as of September 30, 2021.  Along with an increase in loans receivable as of September 30, 2021 compared to June 30, 2021, unused commitments also increased during the same period, with the unused commitments on capital call lines increasing $60.6 million to $347.4 million at September 30, 2021 compared to $286.8 million at June 30, 2021, which should translate into future loan growth as the commitments are utilized.  The increase in loans receivable over the quarter ended September 30, 2020 includes growth of $385.4 million in non-PPP loans, partially offset by a $185.6 million decrease in PPP loans as of September 30, 2021.  Non-PPP loan growth consists of $117.7 million in capital call lines, $132.2 million in commercial real estate loans, $57.8 million in construction, land and land development loans, $49.0 million in residential real estate loans, and $15.5 million in other commercial and industrial loans.  Consumer loans increased $13.2 million, primarily due to growth in CCBX.

The following table summarizes the loan portfolio at the periods indicated.

	As of
	September 30, 2021		June 30, 2021		September 30, 2020
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans:
PPP loans	$267,278	15.5%	$398,038	23.8%	$452,846	29.8%
Capital call lines	161,457	9.4	98,905	5.9	43,776	2.9
All other commercial & industrial loans	108,120	6.3	102,775	6.1	92,582	6.0
Real estate loans:
Construction, land and land development loans	158,710	9.2	116,733	7.0	100,955	6.6
Residential real estate loans	170,167	9.9	143,574	8.6	121,147	8.0
Commercial real estate loans	837,342	48.7	807,711	48.2	705,186	46.4
Consumer and other loans	17,140	1.0	7,161	0.4	3,927	0.3
Gross loans receivable	1,720,214	100.0%	1,674,897	100.0%	1,520,419	100.0%
Net deferred origination fees - PPP loans	(9,417)		(12,363)		(8,586)
Net deferred origination fees - Other loans	(5,115)		(4,385)		(2,444)
Loans receivable	$1,705,682		$1,658,149		$1,509,389

Please see Appendix A for additional loan portfolio detail regarding industry concentrations.

The following table details the CCBX loans which are included in the total loan portfolio table above.

	As of
	September 30, 2021		June 30, 2021		September 30, 2020
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans:
Capital call lines	$161,457	84.9%	$98,905	95.6%	$43,776	99.9%
Real estate loans:
Residential real estate loans	14,039	7.4	-	0.0	-	0.0
Consumer and other loans:
Credit cards	1,711	0.9	1,850	1.8	1	0.0
Other consumer loans	12,937	6.8	2,721	2.6	47	0.1
Gross CCBX loans receivable	190,144	100.0%	103,476	100.0%	43,824	100.0%

Total deposits increased $421.9 million, or 23.4%, to $2.22 billion at September 30, 2021 from $1.8 billion at June 30, 2021.  The increase was due primarily to a $424.3 million increase in core deposits, which is primarily the result of growth in CCBX partners and expanding and growing banking relationships with new customers.  Deposits in our CCBX division increased $339.8 million, from $267.4 million at June 30, 2021, to $607.2 million at September 30, 2021.  The deposits from our CCBX division are predominately classified as noninterest bearing, or NOW and money market accounts, but a portion of such CCBX deposits may be classified as brokered deposits as a result of the relevant relationship agreement.  Currently, the majority of CCBX deposits are noninterest bearing, however, as the Federal Reserve Open Market Committee raises interest rates, a majority of these accounts will bear interest and be reclassified to interest bearing deposits once rates exceed the minimum interest rate set in their respective program agreements and begin to earn interest.  During the quarter ended September 30, 2021, noninterest bearing deposits increased $408.5 million, or 46.0%, to $1.30 billion from $887.9 million at June 30, 2021.  Included in the increase in noninterest bearing deposits is an increase in CCBX division deposits of $339.8 million for the quarter ended September 30, 2021.  In the third quarter of 2021 compared to the second quarter of 2021, NOW and money market accounts increased $12.8 million, and savings accounts increased $3.0 million.  BaaS-brokered deposits increased $1.0 million, or 3.7%, and time deposits decreased $3.5 million, or 6.9% in the third quarter of 2021 compared to the second quarter of 2021.

Total deposits increased $863.5 million, or 63.5%, to $2.22 billion at September 30, 2021 compared to $1.36 billion at September 30, 2020.  Noninterest bearing deposits increased $725.8 million, or 127.2%, to $1.30 billion at September 30, 2021 from $570.7 million at September 30, 2020.  NOW and money market accounts increased $130.9 million, or 21.0%, to $755.8 million at September 30, 2021, and savings accounts increased $21.5 million, or 28.8%, and BaaS-brokered deposits increased $3.5 million, or 14.2% while time deposits decreased $18.2 million, or 28.0%.  The overall increase in deposits was achieved despite a decrease of $26.4 million in total deposits compared to September 30, 2020 due to the sale of our Freeland branch which included deposits.  Additionally, as of September 30, 2021 we have access to $331.1 million in CCBX customer deposits that are currently being transferred or swept off the Bank’s balance sheet to other financial institutions on a daily basis.  The Bank could retain these deposits for liquidity and funding purposes if needed.  If a portion of these deposits are retained, they would be classified as brokered deposits, however if the entire available balance is retained, they would be non-brokered deposits.  Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.

The following table summarizes the deposit portfolio at the periods indicated.

	As of
	September 30, 2021		June 30, 2021		September 30, 2020
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$1,296,443	58.3%	$887,896	49.3%	$570,664	42.0%
NOW and money market	755,810	34.0	743,014	41.2	624,891	45.9
Savings	96,192	4.3	93,224	5.2	74,694	5.5
Total core deposits	2,148,445	96.6	1,724,134	95.7	1,270,249	93.4
BaaS-brokered deposits	28,396	1.3	27,388	1.5	24,870	1.8
Time deposits less than $250,000	32,937	1.5	34,809	1.9	41,676	3.1
Time deposits $250,000 and over	13,762	0.6	15,347	0.9	23,216	1.7
Total deposits	$2,223,540	100.0%	$1,801,678	100.0%	$1,360,011	100.0%

The following table details the CCBX deposits which are included in the total deposit portfolio table above.

	As of
	September 30, 2021		June 30, 2021		September 30, 2020
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$573,985	94.5%	$230,185	86.1%	$18,215	35.3%
Interest bearing	4,837	0.8	9,810	3.7	8,489	16.5
Total core deposits	578,822	95.3	239,995	89.8	26,704	51.8
BaaS-brokered deposits	28,395	4.7	27,387	10.2	24,869	48.2
Total CCBX deposits	$607,217	100.0%	$267,382	100.0%	$51,573	100.0%

The Federal Home Loan Bank (“FHLB”) allows us to borrow against our line of credit, which is collateralized by certain loans. As of September 30, 2021, we borrowed a total of $25.0 million in FHLB term advances.  This includes a $10.0 million advance that matures in March of 2023 and $15.0 million advance that matures in March 2025.  These advances provide an alternative and stable source of funding for loan demand.  Although there are no immediate plans to borrow additional funds, additional FHLB borrowing capacity of $95.4 million was available under this arrangement as of September 30, 2021.

During the quarter ended September 30, 2021, the Company entered into a $25.0 million subordinated note purchase agreement with a current rate of 3.375%, some of the proceeds of which were used to repay an existing $10.0 million in subordinated debt at a higher 5.65% interest rate.  A total of $11.5 million was contributed to the Bank, and the balance of the amount was retained in cash at the Company level.

Total shareholders’ equity increased $7.0 million since June 30, 2021.  The increase in shareholders’ equity was primarily due to $6.7 million in net earnings for the three months ended September 30, 2021.

Capital Ratios

The Company and the Bank remain well capitalized at September 30, 2021, as summarized in the following table.

Capital Ratios:	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines
(unaudited)
Tier 1 leverage capital	8.14%	7.48%	5.00%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans (1)	9.54%	8.77%	5.00%
Common Equity Tier 1 risk-based capital	11.07%	9.94%	6.50%
Tier 1 risk-based capital	11.07%	10.15%	8.00%
Total risk-based capital	12.32%	12.95%	10.00%
(1) A reconciliation of the non-GAAP measure is set forth at the end of this earnings release.

Asset Quality

The allowance for loan losses was $20.2 million and 1.19% of loans receivable at September 30, 2021 compared to $20.0 million and 1.20% at June 30, 2021 and $17.0 million and 1.13% at September 30, 2020.  At September 30, 2021, there was $267.3 million in PPP loans, which are 100% guaranteed by the SBA.  Adjusted allowance for loan losses to loans receivable, excluding PPP loans* was 1.40% for the quarter ended September 30, 2021.  Provision for loan losses totaled $255,000 for the three months ended September 30, 2021, $361,000 for the three months ended June 30, 2021, and $2.2 million for the three months ended September 30, 2020. Net recoveries totaled $1,000 for the quarter ended September 30, 2021, compared to net charge-offs of $5,000 for the quarter ended June 30, 2021 and $1,000 for the quarter ended September 30, 2020.

The Company’s provision for loan losses during the quarter ended September 30, 2021, is related to an increase in non-PPP loan growth. The factors used in management’s analysis of the provision for loan losses indicated that a provision of $255,000 and $361,000 was needed for the quarters ended September 30, 2021 and June 30, 2021, respectively.  The expected loan losses did not materialize as originally anticipated in 2020 due to the COVID-19 pandemic and related economic slowdown, as evidenced by the low level of charge-offs and nonperforming loans.  The economic environment is continuously changing and has shown signs of improvement, with the United States implementing stimulus packages, ongoing vaccination of its population and increased re-opening of economic activities.  The Company is not required to implement the provisions of the Current Expected Credit Loss accounting standard until January 1, 2023 and continues to account for the allowance for credit losses under the incurred loss model.

At September 30, 2021, our nonperforming assets were $740,000, or 0.03% of total assets, compared to $648,000, or 0.03%, of total assets at June 30, 2021, and $4.5 million, or 0.26%, of total assets at September 30, 2020.  Nonperforming assets increased $92,000 during the quarter ended September 30, 2021, compared to the quarter ended June 30, 2021, due to $123,000 in CCBX loans that are past due 90 days or more and still accruing interest.  There were no repossessed assets or other real estate owned at September 30, 2021.  Our nonperforming loans to loans receivable ratio was 0.04% at September 30, 2021 and June 30, 2021, compared to 0.30% at September 30, 2020.

For the quarter ended September 30, 2021, we have not seen a significant change in our credit quality metrics, as demonstrated by the low level of charge-offs and nonperforming loans.  The long-term economic impact of the COVID-19 pandemic, political gridlock, and trade issues is unknown; however, the Company remains diligent in its efforts to communicate and proactively work with borrowers to help mitigate potential credit deterioration.

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Pursuant to federal guidance, the Company deferred and/or modified payments on loans to assist customers financially during the COVID-19 pandemic and economic shutdown.  A total of $246.4 million in loans were deferred and/or modified under this guidance.  As of the quarter ended September 30, 2021, all loans have either been paid off or returned to active status.  The purpose of this program was to provide cash flow relief for small business customers as they navigate through the uncertainties of the COVID-19 pandemic.  The Company’s deferral program has been successful as evidenced by customers’ ability to migrate from deferral to active status and resume making payments as planned.

The following table details the Company’s nonperforming assets for the periods indicated.

	September 30,	June 30,	September 30,
(Dollars in thousands, unaudited)	2021	2021	2020

Nonaccrual loans:
Commercial and industrial loans	$561	$482	$625
Real estate:
Construction, land and land development	-	-	3,269
Residential real estate	56	166	178
Commercial real estate	-	-	405
Total nonaccrual loans	617	648	4,477

Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	123	-	-
Total nonperforming loans	740	648	4,477
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$740	$648	$4,477
Troubled debt restructurings, accruing	-	-	-
Total nonperforming loans to loans receivable	0.04%	0.04%	0.30%
Total nonperforming assets to total assets	0.03%	0.03%	0.26%

About Coastal Financial

Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $2.45 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker dealers and digital financial service providers through its CCBX Division.  To learn more about Coastal visit www.coastalbank.com.

Contact

Eric Sprink, President & Chief Executive Officer, (425) 357-3659

Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands; unaudited)

ASSETS
	September 30,	June 30,	September 30,
	2021	2021	2020
Cash and due from banks	$31,722	$31,473	$14,136
Interest earning deposits with other banks	638,003	251,416	168,034
Investment securities, available for sale, at fair value	32,838	25,341	20,428
Investment securities, held to maturity, at amortized cost	2,086	2,101	3,354
Other investments	8,349	6,839	5,951
Loans receivable	1,705,682	1,658,149	1,509,389
Allowance for loan losses	(20,222)	(19,966)	(17,046)
Total loans receivable, net	1,685,460	1,638,183	1,492,343
Premises and equipment, net	17,231	17,207	16,881
Operating lease right-of-use assets	6,372	6,637	7,379
Accrued interest receivable	7,549	8,108	8,216
Bank-owned life insurance, net	12,166	12,056	7,031
Deferred tax asset, net	3,807	3,808	2,722
Other assets	5,985	3,969	3,144
Total assets	$2,451,568	$2,007,138	$1,749,619

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$2,223,540	$1,801,678	$1,360,011
Federal Home Loan Bank advances	24,999	24,999	24,999
Paycheck Protection Program Liquidity Facility	-	-	202,595
Subordinated debt, net	24,269	10,000	9,989
Junior subordinated debentures, net	3,586	3,585	3,584
Deferred compensation	774	803	891
Accrued interest payable	147	179	481
Operating lease liabilities	6,583	6,845	7,579
Other liabilities	6,584	4,949	4,258
Total liabilities	2,290,482	1,853,038	1,614,387

SHAREHOLDERS’ EQUITY
Common stock	88,997	88,699	87,479
Retained earnings	72,083	65,399	47,707
Accumulated other comprehensive income, net of tax	6	2	46
Total shareholders’ equity	161,086	154,100	135,232
Total liabilities and shareholders’ equity	$2,451,568	$2,007,138	$1,749,619

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2021	2021	2020
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$19,383	$19,365	$16,244
Interest on interest earning deposits with other banks	170	74	99
Interest on investment securities	24	24	27
Dividends on other investments	31	108	24
Total interest and dividend income	19,608	19,571	16,394
INTEREST EXPENSE
Interest on deposits	523	628	880
Interest on borrowed funds	278	331	418
Total interest expense	801	959	1,298
Net interest income	18,807	18,612	15,096
PROVISION FOR LOAN LOSSES	255	361	2,200
Net interest income after provision for loan losses	18,552	18,251	12,896
NONINTEREST INCOME			-
BaaS fees	2,286	1,424	576
Unrealized holding gain on equity securities, net	1,472	-	-
Deposit service charges and fees	956	949	824
Loan referral fees	723	806	180
Gain on sales of loans, net	206	31	47
Mortgage broker fees	187	253	125
Gain on sale of branch	-	1,263	-
Other income	302	56	190
Total noninterest income	6,132	4,782	1,942
NONINTEREST EXPENSE
Salaries and employee benefits	9,961	8,913	5,971
Occupancy	1,037	990	1,091
Software licenses, maintenance and subscriptions	817	543	337
Legal and professional fees	796	626	381
Data processing	761	734	577
BaaS expense	715	99	100
Excise taxes	407	388	291
Federal Deposit Insurance Corporation assessments	400	225	148
Director and staff expenses	274	318	156
Marketing	130	132	52
Other expense	832	763	562
Total noninterest expense	16,130	13,731	9,666
Income before provision for income taxes	8,554	9,302	5,172
PROVISION FOR INCOME TAXES	1,870	2,289	1,082
NET INCOME	$6,684	$7,013	$4,090

Basic earnings per common share	$0.56	$0.59	$0.34
Diluted earnings per common share	$0.54	$0.56	$0.34
Weighted average number of common shares outstanding:
Basic	11,999,899	11,984,927	11,919,850
Diluted	12,456,674	12,459,467	12,181,272

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Nine Months Ended
	September 30,	September 30,
	2021	2020
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$56,978	$44,025
Interest on interest earning deposits with other banks	314	587
Interest on investment securities	76	199
Dividends on other investments	169	129
Total interest and dividend income	57,537	44,940
INTEREST EXPENSE
Interest on deposits	1,811	3,530
Interest on borrowed funds	992	957
Total interest expense	2,803	4,487
Net interest income	54,734	40,453
PROVISION FOR LOAN LOSSES	973	5,708
Net interest income after provision for loan losses	53,761	34,745
NONINTEREST INCOME
BaaS fees	4,658	1,630
Unrealized holding gain on equity securities, net	1,472
Deposit service charges and fees	2,768	2,224
Loan referral fees	2,126	1,303
Gain on sales of loans, net	367	47
Mortgage broker fees	702	439
Gain on sale of branch	1,263	-
Other	542	490
Total noninterest income	13,898	6,133
NONINTEREST EXPENSE
Salaries and employee benefits	26,560	16,869
Occupancy	3,085	2,951
Software licenses, maintenance and subscriptions	1,844	919
Legal and professional fees	2,182	1,178
Data processing	2,192	1,749
BaaS expense	905	191
Excise taxes	1,154	756
Federal Deposit Insurance Corporation assessments	820	292
Director and staff expenses	812	613
Marketing	344	280
Other	2,315	1,832
Total noninterest expense	42,213	27,630
Income before provision for income taxes	25,446	13,248
PROVISION FOR INCOME TAXES	5,731	2,763
NET INCOME	$19,715	$10,485

Basic earnings per common share	$1.65	$0.88
Diluted earnings per common share	$1.58	$0.86
Weighted average number of common shares outstanding:
Basic	11,982,009	11,915,513
Diluted	12,465,346	12,183,845

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY

(Dollars in thousands; unaudited)

	September 30, 2021			June 30, 2021			September 30, 2020
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$419,715	$170	0.16%	$235,187	$74	0.13%	$137,568	$99	0.29%
Investment securities (1)	33,788	24	0.28	25,000	24	0.39	23,882	27	0.45
Other investments	6,859	31	1.79	6,835	108	6.34	5,951	24	1.60
Loans receivable (2)	1,681,069	19,383	4.57	1,750,825	19,365	4.44	1,493,024	16,244	4.33
Total interest earning assets	2,141,431	19,608	3.63	2,017,847	19,571	3.89	1,660,425	16,394	3.93
Noninterest earning assets:
Allowance for loan losses	(20,102)			(19,733)			(15,711)
Other noninterest earning assets	77,221			76,727			60,160
Total assets	$2,198,550			$2,074,841			$1,704,874

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$919,792	$523	0.23%	$901,120	$628	0.28%	$750,790	$880	0.47%
Subordinated debt, net	17,073	185	4.30	9,998	146	5.86	9,987	148	5.90
Junior subordinated debentures, net	3,586	21	2.32	3,585	21	2.35	3,584	23	2.55
PPPLF borrowings	-	-	0.00	107,047	94	0.35	199,076	176	0.35
FHLB advances and other borrowings	24,999	72	1.14	24,999	70	1.12	24,999	71	1.13
Total interest bearing liabilities	965,450	801	0.33	1,046,749	959	0.37	988,436	1,298	0.52
Noninterest bearing deposits	1,061,311			863,962			569,615
Other liabilities	13,705			12,887			12,781
Total shareholders' equity	158,084			151,243			134,042
Total liabilities and
shareholders' equity	$2,198,550			$2,074,841			$1,704,874
Net interest income		$18,807			$18,612			$15,096
Interest rate spread			3.30%			3.52%			3.41%
Net interest margin (3)			3.48%			3.70%			3.62%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE

(Dollars in thousands; unaudited)

	For the Nine Months Ended
	September 30, 2021			September 30, 2020
	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$284,225	$314	0.15%	$122,941	$587	0.64%
Investment securities (1)	27,693	76	0.37	24,252	199	1.10
Other Investments	6,594	169	3.43	5,435	129	3.17
Loans receivable (2)	1,690,817	56,978	4.51	1,265,705	44,025	4.65
Total interest earning assets	2,009,329	57,537	3.83	1,418,333	44,940	4.23
Noninterest earning assets:
Allowance for loan losses	(19,744)			(13,651)
Other noninterest earning assets	73,328			57,830
Total assets	$2,062,913			$1,462,512

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$892,574	$1,811	0.27%	$696,051	$3,530	0.68%
Subordinated debt, net	12,381	477	5.15	9,984	441	5.90
Junior subordinated debentures, net	3,585	63	2.35	3,583	83	3.09
PPPLF borrowings	91,850	240	0.35	102,527	269	0.35
FHLB advances and other borrowings	24,999	212	1.13	19,304	164	1.13
Total interest bearing liabilities	1,025,389	2,803	0.37	831,449	4,487	0.72
Noninterest bearing deposits	873,271			488,296
Other liabilities	12,798			12,607
Total shareholders' equity	151,455			130,160
Total liabilities and
shareholders' equity	$2,062,913			$1,462,512
Net interest income		$54,734			$40,453
Interest rate spread			3.46%			3.51%
Net interest margin (3)			3.64%			3.81%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

QUARTERLY STATISTICS

(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Income Statement Data:
Interest and dividend income	$19,608	$19,571	$18,358	$18,098	$16,394
Interest expense	801	959	1,043	1,165	1,298
Net interest income	18,807	18,612	17,315	16,933	15,096
Provision for loan losses	255	361	357	2,600	2,200
Net interest income after
provision for loan losses	18,552	18,251	16,958	14,333	12,896
Noninterest income	6,132	4,782	2,984	2,049	1,942
Noninterest expense	16,130	13,731	12,352	10,489	9,666
Provision for income tax	1,870	2,289	1,572	1,232	1,082
Net income	6,684	7,013	6,018	4,661	4,090
Net income - pre-tax, pre-provision (1)	8,809	9,663	7,947	8,493	7,372

	As of and for the Three Month Period
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Balance Sheet Data:
Cash and cash equivalents	$669,725	$282,889	$204,314	$163,117	$182,170
Investment securities	34,924	27,442	22,893	23,247	23,782
Loans receivable	1,705,682	1,658,149	1,766,723	1,547,138	1,509,389
Allowance for loan losses	(20,222)	(19,966)	(19,610)	(19,262)	(17,046)
Total assets	2,451,568	2,007,138	2,029,359	1,766,122	1,749,619
Interest bearing deposits	927,097	913,782	903,025	829,046	789,347
Noninterest bearing deposits	1,296,443	887,896	768,690	592,261	570,664
Core deposits (2)	2,148,445	1,724,134	1,590,850	1,328,195	1,270,249
Total deposits	2,223,540	1,801,678	1,671,715	1,421,307	1,360,011
Total borrowings	52,854	38,584	197,099	192,292	241,167
Total shareholders’ equity	161,086	154,100	146,739	140,217	135,232

Share and Per Share Data (3):
Earnings per share – basic	$0.56	$0.59	$0.50	$0.39	$0.34
Earnings per share – diluted	$0.54	$0.56	$0.49	$0.38	$0.34
Dividends per share	-	-	-	-	-
Book value per share (4)	$13.41	$12.83	$12.24	$11.73	$11.34
Tangible book value per share (5)	$13.41	$12.83	$12.24	$11.73	$11.34
Weighted avg outstanding shares – basic	11,999,899	11,984,927	11,960,772	11,936,289	11,919,850
Weighted avg outstanding shares – diluted	12,456,674	12,459,467	12,393,493	12,280,191	12,181,272
Shares outstanding at end of period	12,012,107	12,007,669	11,988,636	11,954,327	11,930,243
Stock options outstanding at end of period	710,182	714,620	728,492	749,397	769,607

See footnotes on following page

	As of and for the Three Month Period
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Credit Quality Data:
Nonperforming assets to total assets	0.03%	0.03%	0.03%	0.04%	0.26%
Nonperforming assets to loans receivable and OREO	0.04%	0.04%	0.04%	0.05%	0.30%
Nonperforming loans to total loans receivable	0.04%	0.04%	0.04%	0.05%	0.30%
Allowance for loan losses to nonperforming loans	2732.7%	3081.2%	2966.7%	2705.3%	380.7%
Allowance for loan losses to total loans receivable	1.19%	1.20%	1.11%	1.25%	1.13%
Allowance for loan losses to loans receivable, as adjusted (1)	1.40%	1.57%	1.59%	1.62%	1.60%
Gross charge-offs	$31	$12	$18	$386	$2
Gross recoveries	$32	$7	$9	$2	$1
Net charge-offs to average loans (6)	0.00%	0.00%	0.00%	0.10%	0.00%

Capital Ratios (7):
Tier 1 leverage capital	7.48%	8.00%	8.62%	9.05%	9.20%
Common equity Tier 1 risk-based capital	9.94%	10.92%	10.89%	11.27%	12.14%
Tier 1 risk-based capital	10.15%	11.16%	11.15%	11.55%	12.45%
Total risk-based capital	12.95%	13.12%	13.15%	13.61%	14.61%

(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Core deposits are defined as all deposits excluding brokered and all time deposits.
(3) Share and per share amounts are based on total common shares outstanding.
(4) We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(5) Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’

     equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(6) Annualized calculations.
(7) Capital ratios are for the Company, Coastal Financial Corporation.

BaaS

The following tables are a summary of the direct fees, expenses and interest components of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months			Nine Months
	Ended September 30,		Increase	Ended September 30,		Increase
(Dollars in thousands)	2021	2020	(Decrease)	2021	2020	(Decrease)
Loan interest income	$1,471	$279	$1,192	$2,761	$447	$2,314
Total BaaS interest income	$1,471	$279	$1,192	$2,761	$447	$2,314

Interest expense	Three Months			Nine Months
	Ended September 30,		Increase	Ended September 30,		Increase
(Dollars in thousands)	2021	2020	(Decrease)	2021	2020	(Decrease)
BaaS interest expense	$23	$24	$(1)	$65	$155	$(90)
Total BaaS interest expense	$23	$24	$(1)	$65	$155	$(90)

Noninterest income	Three Months			Nine Months
	Ended September 30,		Increase	Ended September 30,		Increase
(Dollars in thousands)	2021	2020	(Decrease)	2021	2020	(Decrease)
Servicing and other BaaS fees	$1,792	$572	$1,220	$4,019	$1,626	$2,393
Fraud recovery	296	-	296	296	-	296
Credit enhancement recovery	10	-	10	10	-	10
Interchange	188	4	184	333	4	329
Total BaaS fees	$2,286	$576	$1,710	$4,658	$1,630	$3,028

Noninterest expense	Three Months			Nine Months
	Ended September 30,		Increase	Ended September 30,		Increase
(Dollars in thousands)	2021	2020	(Decrease)	2021	2020	(Decrease)
BaaS loan expense	$419	$100	$319	$609	$191	$418
BaaS fraud expense	296	-	296	296	-	296
Total BaaS expense	$715	$100	$615	$905	$191	$714

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

The following non-GAAP measures are presented to illustrate the impact of provision for loan losses and provision for income taxes on net income and return on average assets.

Pre-tax, pre-provision net income is a non-GAAP measure that excludes the impact of provision for loan losses and provision for income taxes from net income.  The most directly comparable GAAP measure is net income.

Pre-tax, pre-provision return on average assets is a non-GAAP measure that excludes the impact of provision for loan losses and provision for income taxes from return on average assets.  The most directly comparable GAAP measure is return on average assets.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, unaudited)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Pre-tax, pre-provision net income and pre-tax, pre-provision return on average assets:
Total average assets	$2,198,550	$2,074,841	$1,912,202	$1,774,723	$1,704,874	$2,062,913	$1,462,512
Total net income	6,684	7,013	6,018	4,661	4,090	19,715	10,485
Plus: provision for loan losses	255	361	357	2,600	2,200	973	5,708
Plus: provision for income taxes	1,870	2,289	1,572	1,232	1,082	5,731	2,763
Pre-tax, pre-provision net income	$8,809	$9,663	$7,947	$8,493	$7,372	$26,419	$18,956
Return on average assets	1.21%	1.36%	1.28%	1.04%	0.95%	1.28%	0.96%
Pre-tax, pre-provision return on average assets:	1.59%	1.87%	1.69%	1.90%	1.72%	1.71%	1.73%

The following non-GAAP measure is presented to illustrate the impact of loan fees on contractual loan yield.

Yield on loans receivable, excluding earned fees is a non-GAAP measure that excludes the impact of earned loan fees on the contractual interest rate yield. The most directly comparable GAAP measure is yield on loans.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, unaudited)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Yield on loans receivable, excluding earned fees :
Total average loans receivable	$1,681,069	$1,750,825	$1,640,108	$1,533,533	$1,493,024	$1,690,817	$1,265,705
Interest and earned fee income on loans	19,383	19,365	18,230	17,885	16,244	56,978	44,025
Less: earned fee income on all loans	(3,533)	(4,274)	(3,974)	(3,765)	(2,692)	(11,782)	(5,303)
Adjusted interest income on loans	$15,850	$15,091	$14,256	$14,120	$13,552	$45,196	$38,722
Yield on loans receivable	4.57%	4.44%	4.51%	4.64%	4.33%	4.51%	4.65%
Yield on loans receivable, excluding earned fees:	3.74%	3.46%	3.53%	3.66%	3.61%	3.57%	4.09%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans (1):	4.36%	4.42%	4.52%	4.65%	4.69%	4.43%	4.86%
(1) Non-GAAP measure - see next table of "Non-GAAP Financial Measures" for more information.

The following non-GAAP financial measures are presented to illustrate and identify the impact of PPP loans on loans receivable related measures.  By removing these items and showing what the results would have been without them, we are providing investors with the information to better compare results with periods that did not have these items.  These measures include the following:

Adjusted allowance for loan losses to loans receivable is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is allowance for loan losses to loans receivable.

Yield on loans receivable, excluding PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet and income statement. The most directly comparable GAAP measure is yield on loans.

Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans is a non-GAAP measure that excludes the impact of earned fees and PPP loans on the balance sheet and income statement. The most directly comparable GAAP measure is yield on loans.

Adjusted Tier 1 leverage capital ratio, excluding PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is Tier 1 leverage capital ratio.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the					As of and for the
	Three Months Ended					Nine Months Ended
(Dollars in thousands, unaudited)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Adjusted allowance for loan losses to loans receivable, excluding PPP loans:
Total loans, net of deferred fees	$1,705,682	$1,658,149	$1,766,723	$1,547,138	$1,509,389	$1,705,682	$1,509,389
Less: PPP loans	(267,278)	(398,038)	(543,827)	(365,842)	(452,846)	(267,278)	(452,846)
Less: net deferred fees on PPP loans	9,417	12,363	14,279	5,803	8,586	9,417	8,586
Adjusted loans, net of deferred fees	$1,447,820	$1,272,474	$1,237,175	$1,187,099	$1,065,129	$1,447,821	$1,065,129
Allowance for loan losses	$(20,222)	$(19,966)	$(19,610)	$(19,262)	$(17,046)	$(20,222)	$(17,046)
Allowance for loan losses to loans receivable	1.19%	1.20%	1.11%	1.25%	1.13%	1.19%	1.13%
Adjusted allowance for loan losses to loans receivable, excluding PPP loans	1.40%	1.57%	1.59%	1.62%	1.60%	1.40%	1.60%
Yield on loans receivable, excluding PPP loans:
Total average loans receivable	$1,681,069	$1,750,825	$1,640,108	$1,533,533	$1,493,024	$1,690,817	$1,265,705
Less: average PPP loans	(322,595)	(509,265)	(475,941)	(424,290)	(448,313)	(435,372)	(261,854)
Plus: average deferred fees on PPP loans	11,639	14,213	10,788	7,385	9,599	12,216	6,112
Adjusted total average loans receivable	$1,370,113	$1,255,773	$1,174,955	$1,116,628	$1,054,310	$1,267,661	$1,009,964
Interest income on loans	$19,383	$19,365	$18,230	$17,885	$16,244	$56,978	$44,025
Less: interest and deferred fee income recognized on PPP loans	(3,744)	(4,821)	(4,378)	(3,847)	(3,566)	(12,943)	(6,325)
Adjusted interest income on loans	$15,639	$14,544	$13,852	$14,038	$12,678	$44,035	$37,700
Yield on loans receivable	4.57%	4.44%	4.51%	4.64%	4.33%	4.51%	4.65%
Yield on loans receivable, excluding PPP loans:	4.53%	4.65%	4.78%	5.00%	4.78%	4.64%	4.99%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans:
Total average loans receivable	$1,681,069	$1,750,825	$1,640,108	$1,533,533	$1,493,024	$1,690,817	$1,265,705
Less: average PPP loans	(322,595)	(509,265)	(475,941)	(424,290)	(448,313)	(435,372)	(261,854)
Plus: average deferred fees on PPP loans	$11,639	$14,213	$10,788	$7,385	$9,599	$12,216	$6,112
Adjusted total average loans receivable	$1,370,113	$1,255,773	$1,174,955	$1,116,628	$1,054,310	$1,267,661	$1,009,963
Interest and earned fee income on loans	$19,383	$19,365	$18,230	$17,885	$16,244	$56,978	$44,025
Less: earned fee income on all loans	$(3,533)	$(4,274)	$(3,974)	$(3,762)	$(2,693)	$(11,782)	$(5,303)
Less: interest income on PPP loans	(796)	(1,257)	(1,169)	(1,064)	(1,129)	(3,222)	(1,966)
Adjusted interest income on loans	$15,054	$13,834	$13,087	$13,059	$12,422	$41,974	$36,756
Yield on loans receivable	4.57%	4.44%	4.51%	4.64%	4.33%	4.51%	4.65%
Yield on loans receivable, excluding earned fees on all loans (1):	3.74%	3.46%	3.53%	4.65%	3.61%	3.57%	4.09%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans:	4.36%	4.42%	4.52%	4.65%	4.69%	4.43%	4.86%
(1) Non-GAAP measure - see previous table of "Non-GAAP Financial Measures" for more information.

(Dollars in thousands, unaudited)	As of September 30, 2021	As of June 30, 2021
Adjusted Tier 1 leverage capital ratio, excluding PPP loans:
Company:
Tier 1 capital	$164,437	$157,450
Average assets for the leverage capital ratio	$2,198,406	$1,967,646
Less: Average PPP loans	(322,595)	(509,265)
Plus: Average PPPLF borrowings	-	107,047
Adjusted average assets for the leverage capital ratio	$1,875,811	$1,565,428
Tier 1 leverage capital ratio	7.48%	8.00%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans	8.77%	10.06%
Bank:
Tier 1 capital	$178,857	$161,368
Average assets for the leverage capital ratio	$2,197,276	$1,966,528
Less: Average PPP loans	(322,595)	(509,265)
Plus: Average PPPLF borrowings	-	107,047
Adjusted average assets for the leverage capital ratio	$1,874,681	$1,564,310
Tier 1 leverage capital ratio	8.14%	8.21%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans	9.54%	10.32%

APPENDIX A -

As of September 30, 2021

Industry Concentration

We have a diversified loan portfolio, representing a wide variety of industries. Three of our largest categories of our loans are commercial real estate, commercial and industrial, and construction, land and land development loans.  Together they represent $1.27 billion in outstanding loan balances, or 87.1% of total gross loans outstanding, excluding PPP loans of $267.3 million.  When combined with $589.3 million in unused commitments the total of these three categories is $1.85 billion, or 87.1% of total outstanding loans and loan commitments.

Commercial real estate loans represent the largest segment of our loans, comprising 57.6% of our total balance of outstanding loans, excluding PPP loans, as of September 30, 2021.  Unused commitments to extend credit represents an additional $20.9 million, the combined total exposure in commercial real estate loans represents $858.2 million, or 40.3% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table summarizes our exposure by industry for our commercial real estate portfolio as of September 30, 2021:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$140,616	$2,595	$143,211	6.7%	$1,926	73
Hotel/Motel	117,924	228	118,152	5.5	4,368	27
Office	92,199	4,513	96,712	4.5	951	97
Retail	84,940	2,672	87,612	4.1	988	86
Convenience Store	78,361	1,093	79,454	3.7	1,822	43
Mixed use	74,521	3,929	78,450	3.7	877	85
Warehouse	76,372	892	77,264	3.6	1,497	51
Mini Storage	39,880	137	40,017	1.9	2,849	14
Manufacturing	37,128	600	37,728	1.8	1,160	32
Groups < 2.0% of total	95,401	4,247	99,648	4.7	1,239	77
Total	$837,342	$20,906	$858,248	40.3%	$1,431	585

Commercial and industrial loans comprise 18.6% of our total balance of outstanding loans, excluding PPP loans, as of September 30, 2021.  Unused commitments to extend credit represents an additional $415.9 million, the combined total exposure in commercial and industrial loans represents $685.5 million, or 32.2% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table summarizes our exposure by industry, excluding PPP loans, for our commercial and industrial loan portfolio as of September 30, 2021:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$161,457	$347,386	$508,843	23.9%	$1,509	107
Construction/Contractor Services	15,027	29,913	44,940	2.1	98	153
Financial Institutions	20,150	-	20,150	0.9	3,358	6
Medical / Dental / Other Care	12,412	7,155	19,567	0.9	210	59
Manufacturing	12,180	5,041	17,221	0.8	210	58
Retail	9,576	4,348	13,924	0.7	399	24
Groups < 0.70% of total	38,775	22,033	60,808	2.9	137	284
Total	$269,577	$415,876	$685,453	32.2%	$390	691

Construction, land and land development loans comprise 10.9% of our total balance of outstanding loans, excluding PPP loans, as of September 30, 2021.  Unused commitments to extend credit represents an additional $152.5 million, the combined total exposure in construction, land and land development loans represents $311.3 million, or 14.6% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table details our exposure for our construction, land and land development portfolio as of September 30, 2021:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$63,763	$123,937	$187,700	8.8%	$1,993	32
Residential construction	25,370	19,019	44,389	2.1	793	32
Undeveloped land loans	37,704	3,440	41,144	1.9	2,900	13
Developed land loans	17,934	2,240	20,174	0.9	498	36
Land development	13,939	3,912	17,851	0.8	871	16
Total	$158,710	$152,548	$311,258	14.6%	$1,230	129